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Exhibit 4.5

AGREEMENT CONCERNING
LITIGATION TRACKING WARRANTS™
AND REPLACEMENT WARRANT AGENT

        This Agreement Concerning Litigation Tracking Warrants™ and Replacement Warrant Agent (the "Agreement") dated as of January 4, 2002 is made by and among Washington Mutual, Inc. ("Washington Mutual"), EquiServe Limited Partnership, and EquiServe Trust Company, N.A. (collectively, "EquiServe"), and Mellon Investor Services LLC, a New Jersey limited liability company ("Mellon") in connection with the merger (the "Merger") of Dime Bancorp, Inc. ("Dime") with and into Washington Mutual pursuant to an Agreement and Plan of Merger (the "Merger Agreement") by and between Dime and Washington Mutual) dated as of June 25, 2001.

        WHEREAS, EquiServe Limited Partnership, EquiServe Trust Company, N.A. and Dime are party to a Warrant Agreement (the "Warrant Agreement") dated as of December 21, 2000, pursuant to which EquiServe serves as the Warrant Agent.

        WHEREAS, the Merger will constitute a Combination.

        WHEREAS, the separate corporate existence of Dime will cease upon the effective time of the Merger and as a result of the Merger Washington Mutual will become Dime's Successor Company.

        WHEREAS, Section 4.2 of the Warrant Agreement sets forth the rights of the Holders of Dime's Litigation Tracking Warrants™ in the event of a Combination.

        WHEREAS, the parties to this Agreement desire that at the effective time of the Merger (the "Effective Time") Mellon shall replace EquiServe as the Warrant Agent.

        THEREFORE, for good and valuable consideration, the parties agree as follows:

  1.
  Capitalized terms used but not defined herein shall have the same meanings herein as in the Warrant Agreement.

  2.
  In satisfaction of Section 4.2(d) of the Warrant Agreement, and subject to the completion of the Merger, Washington Mutual hereby (i) confirms the rights of the Holders pursuant to Section 4.2 of the Warrant Agreement, including without limitation Section 4.2(b) thereof, and (ii) agrees to make adjustments as nearly equivalent as may be practicable to the adjustments provided for in Article IV of the Warrant Agreement.

  3.
  Effective as of the Effective Time, (i) EquiServe resigns as the Warrant Agent and (ii) Washington Mutual, as successor to Dime, appoints Mellon as the Warrant Agent. Washington Mutual and EquiServe each waives any and all notices that may be required to be delivered to it by the other pursuant to Section 5.6 of the Warrant Agreement with respect to the resignation of EquiServe as Warrant Agent and the appointment of Mellon as the replacement Warrant Agent.

  4.
  Effective as of the Effective Time, Mellon (i) consents to its appointment as the Warrant Agent and (ii) acknowledges and agrees that it is vested with the same powers, rights, duties and responsibilities of the Warrant Agent under the Warrant Agreement as if it had been originally named as Warrant Agent without further act or deed as contemplated by Section 5.6 of the Warrant Agreement.

  5.
  Notwithstanding anything contained herein, the Warrant Agreement shall remain in full force and effect.

  6.
  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and the executed counterparts taken together shall be deemed to be one originally executed document.

  7.
  This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, each of Washington Mutual, EquiServe Limited Partnership, EquiServe Trust Company, N.A. and Mellon has caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

WASHINGTON MUTUAL, INC.

By:	/s/ FAY L. CHAPMAN Name: Fay L. Chapman Title: Senior Executive Vice President

MELLON INVESTOR SERVICES LLC

By:	/s/ U. JULIE ROH Name: U. Julie Roh Title: Assistant Vice President

EQUISERVE TRUST COMPANY, N.A.

By:	/s/ KATHERINE ANDERSON Name: Katherine Anderson Title: Managing Director

EQUISERVE LIMITED PARTNERSHIP

By:	/s/ KATHERINE ANDERSON Name: Katherine Anderson Title: Managing Director

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AGREEMENT CONCERNING LITIGATION TRACKING WARRANTS™ AND REPLACEMENT WARRANT AGENT